EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES FOURTH QUARTER AND
FULL YEAR RESULTS

2005 revenues increase 6% to $134.5 million; 2005 healthcare revenues increase 9%
2005 earnings approximate $14.5 million, or $0.33 per diluted share

ALPHARETTA, GA, February 23, 2006 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the fourth quarter and year ended December 31, 2005. Highlights from the fourth quarter and full year of 2005 include:

o	Healthcare revenues increased 9 percent for the full year of 2005, led by a 39 percent increase in international revenues;
o	Fourth quarter 2005 gross margins improved by 80 basis points to 40.8 percent, compared to 40.0 percent for the fourth quarter of 2004;
o	Income from operations increased 55.5 percent to $3.4 million in the fourth quarter of 2005 and 19.6 percent to $10.1 million for the full year of 2005 versus the comparable 2004 periods;
o	Operating margins increased by approximately 370 basis points to 10.3 percent for the fourth quarter of 2005, compared to 6.6 percent for the fourth quarter of 2004;
o	Fully taxed net income for the fourth quarter of 2005 was $2.3 million, or $0.05 per diluted share;
o	Net income for the full year of 2005 was $14.5 million, or $0.33 per diluted share, including net deferred income tax benefits of $5.3 million;
o	Strong operating cash flow of $9.7 million in 2005 resulted in year-end cash balances of approximately $15 million and a $3.8 million reduction in long-term debt during the year.

Fourth Quarter and Full Year Results

Net revenues for the fourth quarter and full year of 2005 totaled $32.7 million and $134.5 million, respectively, compared to net revenues of $33.1 million and $126.6 million for the 2004 quarter and full year period. The Company’s healthcare operations generated net revenues of $32.1 million and $129.9 million in the fourth quarter and full year of 2005, respectively, representing growth over the corresponding 2004 periods of 2.2 percent, and 9.0 percent, respectively.

Income from operations for the 2005 fourth quarter was $3.4 million, compared to $2.2 million in the fourth quarter of 2004, an increase of $1.2 million or more than 55 percent. Fully taxed net income for the 2005 fourth quarter was $2.3 million, or $0.05 per diluted share. Total income tax expense for the fourth quarter of 2005 amounted to $1.1 million (approximately $0.025 per diluted share). Net income for the 2004 fourth quarter was $4.3 million, or $0.10 per diluted share, including net income tax benefits of $1.3 million (approximately $0.03 per diluted share). Pro forma fully taxed net income for the 2005 fourth quarter was $2.3 million, compared to $2.0 million for the 2004 fourth quarter, a pro forma increase of $306 thousand or approximately 16 percent. Pro forma fully taxed net income is reconciled to GAAP net income in the Appendix to this press release.

Income from operations in 2005 was $10.1 million, compared to $8.4 million in 2004, an increase of $1.7 million or approximately 20 percent. For the full year 2005, the Company earned $14.5 million, or $0.33 per diluted share, including net income tax benefits of $4.7 million, disposition losses of $139 thousand, and foreign currency exchange losses of $408 thousand. By comparison, net income for 2004 was $9.9 million, or $0.22 per diluted share, including net income tax benefits of $764 thousand, disposition gains of $215 thousand, and foreign currency exchange gains of $850 thousand. Pro forma fully taxed net income in 2005 was $6.5 million, compared to $6.0 million in 2004, a pro forma increase of $454 thousand or 7.5 percent.

“I am encouraged by the fourth quarter improvements we realized in our domestic branded and domestic OEM revenues,” explained Dan R. Lee, the Company’s President and CEO. “We believe that the recent realignment of our domestic branded sales and marketing resources better positions us to capitalize on current and longer-term market opportunities. We also believe these internal changes, combined with new product introductions and improved marketing strategies, will lead to stronger 2006 growth in both top line results and bottom line contribution from our domestic branded business. For the full year of 2005, our domestic healthcare revenues increased by $1.6 million, or 2 percent, led primarily by OEM revenues. On the international front, full year 2005 revenues increased over 2004 by $9.1 million, or 39 percent.”

Mr. Lee stated, “During the fourth quarter, we also began to realize some very positive results from other recent operational initiatives. Successful cost cutting and process improvement programs implemented during 2005 helped to mitigate the impact of foreign currency exchange rate pressures and the impact of rising prices for fuel and other petroleum-based products on our raw material costs. As a result, we were able to improve our quarter over quarter gross margins by 80 basis points to 40.8 percent in the fourth quarter of 2005 and maintain a full year gross margin of 39.1 percent for 2005, compared to 39.2 percent for 2004.”

Mr.Lee continued, “In addition to our fourth quarter gross margin improvements, we were successful in reducing operating expenses and improving our operating margin in the fourth quarter of 2005. For the fourth quarter of 2005, operating expenses decreased by $1.1 million and our operating margin improved to 10.3 percent from 6.6 percent in the fourth quarter of 2004.”

Strong cash flows from operations of $9.7 million enabled a $3.8 million reduction in long-term debt and a $5.8 million increase in cash and cash equivalents in 2005. The Company ended 2005 with cash and equivalents of approximately $14.8 million, working capital of approximately $59.2 million, and credit facility borrowings of approximately $1.2 million. At year end, the Company’s additional borrowing availability totaled approximately $14.1 million. The Company expects to use its strong cash flow and balance sheet to invest in its current business and explore acquisition opportunities to expand its leadership position in infection control and surgically related opportunities.

With respect to revenue and earnings guidance for 2006, Mr. Lee commented, “We are providing our guidance for 2006 in a different manner in order to take out the confusion created by the complex non-cash accounting for Federal income taxes. We want to focus on income before income taxes. We believe that it is important to understand the value of the cash savings we realize by not paying Federal income taxes, even though we began reporting net income on a fully taxed basis in the fourth quarter of 2005. Based on improvements we experienced in the fourth quarter of 2005 and our initiatives for 2006, we believe that our 2006 healthcare revenues will grow at approximately 8 to 10 percent over 2005. As a planned result of our third-party licensing strategy deployed in 2004, our OTI division revenues, which approximated $4.5 million in 2005, are expected to be less than $1 million in 2006. Consolidated net revenues for 2006 are expected to be in the range of $140 million to $144 million.”

Mr. Lee continued, “Given our anticipated growth in healthcare revenues for 2006, we currently expect that our income before income taxes for 2006 will increase by approximately 15 to 20 percent over 2005. Income tax expense in 2006 should approximate 34 percent of our pre-tax net income. Our forecast for 2006 excludes the effect of any future acquisitions.”

Mr. Lee concluded, “During 2006, we expect to maintain our gross margin at approximately 39 percent and to improve our operating margin by leveraging expected revenue increases over our current infrastructure, all of which improves profitability. We are very proud of our core manufacturing, distribution and sales and marketing competencies. During 2006, we hope to strengthen Microtek’s position as a leading supplier of high quality infection control and fluid control products to hospitals and outpatient facilities both domestically and abroad. At the same time, in 2006, we are also looking to expand our reach to other healthcare platforms that offer strong technological foundation and exciting research and development capabilities. We continue to seek attractive acquisition candidates which will assist us in achieving both of these goals.”

In light of the deferred income tax benefits recorded in 2005 and 2004, which are not expected to recur in 2006, the Company has provided pro forma results related to fully taxed net income and fully diluted, fully taxed net income per share for the fourth quarters and full years of 2005 and 2004 in the appendix to this press release.

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Thursday, February 23, 2006. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on March 2, 2006 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID #189159.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s belief that the recent realignment of its domestic branded sales and marketing resources will better position the Company to capitalize on current and long-term market opportunities, the Company’s belief that the realignment of its sales and marketing resources, combined with new product introductions and improved marketing strategies, will lead to stronger 2006 growth in both top line results and bottom line contribution from its domestic branded business, the Company’s intent to use its strong cash flow and balance sheet to invest in its current business and explore acquisition opportunities to expand its leadership position in infection control and surgically related opportunities, the Company’s forecasted revenues for 2006, the Company’s forecasted increase in income before income taxes for 2006, the Company’s expected income tax rate for 2006, the Company’s statement that it is looking to maintain its gross margin and to improve its operating margin by leveraging expected revenue increases over its current infrastructure, the Company’s plan to strengthen its position as a leading supplier of high quality infection control products to hospitals and out-patient facilities both domestically and abroad, the Company’s plan to expand its reach to other healthcare platforms that offer strong technological foundation and exciting research and development capabilities, and the Company’s ability to consummate acquisitions which assist in achieving Company goals. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including, without limitation, the risks described in Risk Factors under the captions: “Low Barriers to Entry for Competitive Products”, “Potential Erosion of Profit Margins”, “Reliance upon Distributors”, “Small Sales and Marketing Force”, “Disruption of Sales and Marketing Group”, “Reliance upon Large Customers”, “Risks of Completing Acquisitions”, “Risks of Successfully Integrating Acquisitions”, “Reliance on International Operations”, “Reliance upon Microtek”, “Reliance upon Licensee for OTI’s Operating Results”, “Dependence on Key Personnel”, “Competition”, “Product Liability”, “Regulatory Risks”, “Risks of Obsolescence”, “Risks Affecting Protection of Technologies”, “Stock Price Volatility”, “Risks of Accounting for Income Taxes”, “Foreign Currency Risks”, “Risks for Increases in Costs of Raw Materials and Distribution Expenses” and “Anti-takeover Provisions”. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations   InvestorRelations@microtekmed.com

–Tables Follow–

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights

(in thousands, except for per share data)

	Three months ended December 31		Twelve months ended December 31
	2005	2004	2005	2004
Net revenues	$32,722	$33,143	$134,458	$126,581
Gross profit	13,363	13,260	52,526	49,564
Operating expenses:
Selling, general and administrative	9,579	10,505	40,526	39,483
Research and development	167	236	810	1,048
Amortization of intangibles	235	344	961	809

Total operating expenses	9,981	11,085	42,297	41,340
(Loss) gain on dispositions	—	—	(139)	215

Income from operations	3,382	2,175	10,090	8,439
Interest income (expense), net	49	(71)	(38)	(265)
Foreign currency exchange gain (loss)	8	850	(408)	850
Other income, net	3	25	202	133

Income before income taxes	3,442	2,979	9,846	9,157
Income taxes:
Current tax expense	(34)	(348)	(598)	(926)
Deferred tax (expense) benefit	(1,061)	1,690	5,256	1,690

Total income tax (expense) benefit	(1,095)	1,342	4,658	764

Net income	$2,347	$4,321	$14,504	$9,921

Net income per share - basic	$0.05	$0.10	$0.33	$0.23

Net income per share - diluted	$0.05	$0.10	$0.33	$0.22

Weighted average shares outstanding - basic	43,471	43,165	43,347	43,005
Weighted average shares outstanding - diluted	44,162	44,459	44,050	44,500

Balance Sheet Data:	December 31, 2005	December 31, 2004
Cash and cash equivalents	$14,765	$8,964
Other current assets	56,968	55,366

Total current assets	71,733	64,330
Total assets	$140,758	$131,069

Current liabilities	$12,579	$15,511
Long-term debt	1,249	4,984
Other liabilities	2,864	1,931

Total liabilities	16,692	22,426
Shareholders' equity	124,066	108,643

Total liabilities and shareholders' equity	$140,758	$131,069

APPENDIX

Pro Forma Results

Pro forma results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. The Company’s pro forma results may be different from the presentation of financial information by other companies.

The Company believes that fully taxed net income and fully taxed earnings per diluted share are important pro forma measures as they provide useful information for purposes of evaluating the Company’s performance to that of companies of comparable size, industry and scope of operations and evaluating the comparability of the Company’s operating results in different periods. The Company has significant net operating loss carryforwards for Federal tax purposes; therefore, the Company’s income tax payments include only state, foreign and Federal alternative minimum taxes for which the Company is currently liable. In recent years, up to and including the third quarter of 2005, the Company has recognized significant net deferred income tax benefits as a result of decreases in the Company’s valuation allowance for its deferred tax assets, primarily these Federal net operating loss carryforwards. As stated in this press release, the Company’s results of operations for 2005 and 2004 included net deferred income tax benefits of approximately $5.2 million and $1.7 million, respectively. The Company’s net income and earnings per diluted share, the most directly comparable GAAP measures, may be reconciled to pro forma fully taxed net income and pro forma fully taxed earnings per diluted share as follows:

	Three months ended		Twelve months ended
	December 31		December 31
	2005	2004	2005	2004
Net income, as reported	$2,347	$4,321	$14,504	$9,921
Reversal of reported total income tax (benefit) expense	1,095	(1,342)	(4,658)	(764)

Income before income taxes, as reported	3,442	2,979	9,846	9,157
Pro forma total income tax expense (at approx. 34%)	(1,170)	(1,013)	(3,348)	(3,113)

Pro forma fully taxed net income	$2,272	$1,966	$6,498	$6,044

Earnings per diluted share, as reported	$0.053	$0.097	$0.329	$0.223

Reversal of reported total income tax (benefit) expense	0.025	(0.030)	(0.105)	(0.017)

Income before income taxes, as reported	0.078	0.067	0.224	0.206
Pro forma total income tax expense (at approx. 34%)	(0.027)	(0.023)	(0.076)	(0.070)

Pro forma fully taxed earnings per diluted share	$0.051	$0.044	$0.148	$0.136